EXHIBIT 12.1
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	Year Ended		Year Ended		Year Ended		Year Ended		Year Ended
	March 31,		March 31,		March 31,		March 31,		March 31,
	2007		2006		2005		2004		2003
Consolidated pretax income (loss) from continuing operations	$(21,202)		(17,946)		(27,352)		(16,944)		2,223

Net amortization of debt issuance expense	3,537		3,001		2,487		2,191		1,626

Interest expense	36,868		34,623		31,600		31,984		27,048

Interest portion of rental expense	1,212		1,059		1,423		1,442		1,507

Earnings	$20,415		20,737		8,158		18,673		32,404

Interest expense	$36,868		34,623		31,600		31,984		27,048

Net amortization of debt issuance expense	3,537		3,001		2,487		2,191		1,626

Interest portion of rental expense	1,212		1,059		1,423		1,442		1,507

Fixed Charges	$41,617		38,683		35,510		35,617		30,181

Ratio of Earnings to Fixed Charges	$ (a	)	(a	)	(a	)	(a	)	1.07	x

(a)	The deficiency in earnings required to cover fixed charges for the fiscal years ended March 31, 2007, 2006, 2005 and 2004 was $21,202, $17,946, $27,352 and $16,944, respectively. The deficiency in earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes and discontinued operations from fixed charges. Fixed charges consist of interest expense, net amortization of debt issuance expense (recorded as a component of interest expense in the consolidated financial statements), and that portion of operating lease rental expense which we deem to be representative of interest. The deficiency in earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of other assets and non-cash charges which are reflected in cost of sales, selling, general and administrative expenses and other expense, in the following amounts (in thousands):

	Fiscal Year Ended March 31,
	2007	2006	2005	2004
Depreciation	$18,567	$19,130	$22,594	$23,587
Amortization	63	353	457	675
Non-cash charges, net	—	2,665	1,768	3,753

Total	$18,630	$22,148	$24,819	$28,015

100